EXHIBIT 10.25

THIRD AMENDING AGREEMENT

This Third Amending Agreement dated February 1, 2005, is by and between MAD CATZ INTERACTIVE, INC. (“Mad Catz”) and FIRE INTERNATIONAL LTD. and its related companies (“Fire”).

Whereas:

(a)	Mad Catz and Fire entered into an agreement dated January 17, 2003, amended the first time on February 14, 2003 and amended the second time on August 22, 2003 (which second amendment was terminated via an email dated April 13, 2005 (collectively, with the exclusion of the second amendment, the “Agreement”) regarding the manufacture and distribution of certain CD products, as more particularly described at section 2 of the Agreement (“the CD Products”, as further defined below); and

(b)	Mad Catz and Fire have agreed to amend certain section 4 of the Agreement, as more particularly set out herein;

Now therefore for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Amendment to the Agreement.     Effective as of February 1, 2005, the Agreement is amended as follows:

The parties agree that the requirement by Mad Catz to meet the yearly minimum guarantee to purchase the CD Products set forth in section 4 of the Agreement, shall be varied for the period April 1, 2004 to March 31, 2006 (“the Agreed Period”) by inserting the following wording at the end of section 4 after the words “..shortfall to Fire” :

“…Provided that, the parties agree that for the period April 1, 2004 to March 31, 2006 (“Agreed Period”) the above arrangement will be waived and it is agreed that for the Agreed Period only that Mad Catz will acquire a minimum of [***] (supply price) of CD Products from Fire. If this volume is not achieved during the Agreed Period, then Mad Catz shall pay upon demand an amount equal to [***] of the shortfall to Fire.”

The Agreement shall be further amended so that any references to “products” or “CD Products” in the Agreement shall mean the products defined at section 2 of the Agreement (as varied by the exercise and application of section 17 of the Agreement) or such other products agreed to by both parties subject to such agreement being set out in a formal written agreement between the parties

For the avoidance of doubt the parties acknowledge and agree: (a) that this Third Amending Agreement applies only to (i) the Agreed Period and (ii) the definition of CD Products;

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

and (b) that nothing in this Third Amending Agreement shall prevent Fire from enforcing its rights under the Agreement except as explicitly varied in this Third Amending Agreement.

2. Governing Law. This Third Amending Agreement is governed by the laws of England and Wales.

In witness whereof the parties have executed the Third Amending Agreement as a deed as of the dated set out above.

MAD CATZ INTERACTIVE, INC.

Executed as a deed by Mad Catz Interactive, Inc

acting by Darren Richardson, President and CEO

Executed as a deed by Fire International Ltd

acting by Jason Cooper, a director and Stuart Deakes its secretary
Director

Director/Secretary